Acies Corporation Appoints Industry Expert Jeffrey D. Klores to its Board of
                                   Directors

NEW YORK CITY - May 18, 2005 - Acies Corporation (OTCBB: ACIE), which specializes in payment processing and online banking services to small, medium, and large-size merchants across the United States, announced today the appointment of industry veteran Jeffrey D. Klores to the company's Board of Directors.

Mr. Klores currently is Vice President of Sales for the Eastern U.S. and Canada for Santa Clara, Calif.-based ViVOtech, whose breakthrough technology is driving next generation electronic payments worldwide. With the ViVOtech's technology, customers can make contactless payments with radio frequency (RF) enabled credit cards, access cards and cell phones at existing point-of-sale systems, including the next generation of RF payment transactions of MasterCard, VISA and American Express.

"Mr. Klores' deep background in payment processing and credit cards, with more than 20 years of sales and marketing management experience, represents an enormous advantage to our company," said Acies President & CEO Oleg Firer. "His keen insights into the dynamics of our ever-changing marketplace will significantly strengthen our Board."

Mr. Klores' experience includes InfoSpace, where he was involved with business development activities with major U.S. banks and financial services organizations. He has also worked at First Data Corporation, where he helped create the first merchant processing alliances with major domestic-based-banks, and at EDS, where he was responsible for sales to credit card issuing, acquiring, and debit card processing banks.

At Norwest Card Services, he led the merchant acquiring, card issuing, debit and correspondent data processing sales efforts across the United States. At Control Data Corp. he was responsible for managing the transaction processing relationships of major banks and retailers.

Mr. Klores holds a Bachelor's Degree in Marketing from the University of Arizona and an M.B.A. in Management from Western International University.

About Acies Corporation

Acies, Inc. ("Acies"), a wholly owned subsidiary of Acies Corporation (OTCBB:
ACIE), is a financial services company that specializes in payment processing services and online banking services to small, medium, and large-size merchants across the United States. Acies' payment processing services enable merchants to process Credit, Debit, Electronic Benefit Transfer (EBT), Check Conversion, and Gift & Loyalty transactions. Acies also offers traditional and next-generation point-of-sale (POS) terminals, which enable merchants to utilize Acies' payment processing services. Acies' banking services offer customers traditional banking services, ability for customers to apply for an on-line bank account and pay bills electronically.
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For more information, visit http://www.aciesinc.com.

Forward-looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Contact:
Acies Corporation
Oleg Firer, President & CEO
(212) 931-5177
oleg@aciesinc.com